Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Completes $2.4 Billion Acquisition

of Net Lease Service Retail Portfolio

HPT Will Change its Name to “Service Properties Trust” and Its Common Shares Will be Listed on the Nasdaq Under the New Ticker “SVC” Beginning on September 25th

Service Properties Trust Will be a $12.6 Billion REIT with a Diversified Tenant Base of 185 Different Brands in 24 Industries

Newton, MA (September 20, 2019): Hospitality Properties Trust (Nasdaq: HPT) today announced that it has completed its acquisition of a net lease service retail portfolio from Spirit MTA REIT (NYSE: SMTA) for $2.4 billion in cash, excluding transaction costs. In addition to the $2.4 billion purchase price, HPT paid $82.1 million of prepayment penalties related to SMTA’s extinguishment of the existing mortgage debt on the portfolio. In connection with the completion of the transaction, HPT will change its name to “Service Properties Trust”. HPT’s common shares will continue to be listed for trading on the Nasdaq, but under the new ticker symbol “SVC” beginning as of the opening of trading on September 25, 2019. The company’s new website will be “www.svcreit.com”.

HPT funded the transaction with net proceeds from its recently completed $1.7 billion unsecured senior notes offering and by drawing on its revolving credit facility. HPT terminated its previously announced commitment for a $2.0 billion unsecured term loan facility upon completion of its unsecured senior notes offering.

John Murray, Managing Trustee, President and Chief Executive Officer of HPT, made the following statement about today’s announcement:

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

“The properties acquired from SMTA are service and necessity-based assets that we are confident can be asset managed efficiently. The tenants and industries represented in the acquired portfolio benefit from demand drivers that are largely resistant to digital disruption, providing us with a steady contractual income stream while limiting capital expenditure requirements due to their net lease structure.”

“The name ‘Service Properties Trust’ captures the essential nature of our tenants’ businesses and represents our broader portfolio composition of hotels and net lease service and necessity-based retail properties. We remain focused on generating value by delivering secure and predictable cash flows. Our acquisition today diversifies our tenant concentration and we believe will improve our overall rent coverage.”

BofA Merrill Lynch acted as exclusive financial advisor to HPT for the SMTA acquisition and Hunton Andrews Kurth LLP served as legal advisor to HPT for the SMTA acquisition.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 185 distinct brands across 24 industries. HPT's properties are operated under long term management or lease agreements. HPT is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever HPT uses words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", "will", "may" and negatives or derivatives of these or similar expressions, HPT is making forward-looking statements. These forward-looking statements are based upon HPT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by HPT's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond HPT’s control. For example:

•	HPT expects that the change in ticker symbol to “SVC” for the listing of its common shares on Nasdaq will begin on September 25, 2019. However, effecting this change is subject to conditions and will depend on actions of third parties. As a result, this change could be delayed.

•	Statements in the press release about the repayment of debt that secured the portfolio of properties HPT acquired from SMTA and HPT’s termination of its commitment for a $2.0 billion unsecured term loan facility may imply that HPT will maintain or further reduce its leverage. However, HPT may need or determine it beneficial to increase its leverage in the future to pursue business opportunities or for other reasons, including if it does not realize its target proceeds from its previously announced asset dispositions plan.

•	Mr. Murray states that the properties HPT acquired from SMTA are service and necessity-based assets that HPT is confident can be asset managed efficiently. However, the asset management of those properties are subject to risks, some of which are beyond HPT’s control. As a result, these properties may not be asset managed efficiently.

•	Mr. Murray states that the tenants and industries represented in the portfolio of properties that HPT acquired from SMTA benefit from demand drivers that are largely resistant to digital disruption and that they provide HPT with a steady contractual income stream while limiting capital expenditure requirements due to their net lease structure. However, the businesses of the tenants and industries represented in this portfolio are subject to risk and technological changes that may exist or develop could disrupt those businesses. As a result, the tenants and industries represented by this portfolio of properties may experience disruptions to their businesses for these or other reasons and they may not provide HPT with a steady contractual income stream or be able to fund needed or appropriate capital expenditures to these properties.

•	Mr. Murray states that the portfolio of properties HPT acquired from SMTA will improve HPT’s overall rent coverage. However, as noted above, the businesses of the tenants and industries represented in this portfolio are subject to risk. If the tenants for these properties experience declining operating results, HPT’s overall rent coverage may not improve and it could decline.

•	Mr. Murray states that HPT remains focused on generating value by delivering secure and predictable cash flows. This may imply that HPT will successfully execute on this focus and that it will realize secure and predictable cash flows. However, HPT’s and its managers’ and tenants’ businesses are subject to risks. As a result, HPT may not realize secure and predictable cash flows in future periods and its cash flows may decline.

The information contained in HPT’s filings with the SEC, including under the caption “Risk Factors” in HPT’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from HPT’s forward-looking statements.

HPT’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, HPT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

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